Exhibit 99

The Fifth Third Bancorp Master Profit Sharing Plan

Financial Statements as of and for the Years Ended December 31, 2005 and 2004, Supplemental Schedule as of December 31, 2005, and Report of Independent Registered Public Accounting Firm

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2005 and 2004	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2005 and 2004	3

Notes to Financial Statements as of and for the Years Ended December 31, 2005 and 2004	4 – 9

SUPPLEMENTAL SCHEDULE:

Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year) as of December 31, 2005	11 – 12

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Fifth Third Bancorp and the Pension and Profit Sharing Committee of

the Fifth Third Bancorp Master Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of the Fifth Third Bancorp Master Profit Sharing Plan (the “Plan”) as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2005 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2005 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

June 28, 2006

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2005 AND 2004

	2005	2004
INVESTMENTS—At fair value:
Common stock of Fifth Third Bancorp	$173,516,990	$194,006,863
Common stock of F.N.B. Corporation	3,654,807	—
Guaranteed interest account	446,455	—
Collective funds:
Cash equivalents	65,597,675	60,680,752
Fixed income	20,965,500	20,032,740
Mutual funds	582,482,380	520,511,535
Interest in pooled separate accounts	15,086,552	—
Participant notes receivable	10,738,687	8,333,835

Total investments	872,489,046	803,565,725

ACCRUED INVESTMENT INCOME	1,964,480	1,440,823

CONTRIBUTIONS RECEIVABLE:
From participants	2,022,215	—
From subsidiaries of Fifth Third Bancorp	29,009,607	35,503,952

Total contributions receivable	31,031,822	35,503,952

NET ASSETS AVAILABLE FOR BENEFITS	$905,485,348	$840,510,500

See notes to financial statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
ADDITIONS:
Income (loss) from investments:
Interest	$3,175,567	$1,114,019
Dividends	31,135,743	12,378,214
Net depreciation in fair value of investments	(29,746,942)	(26,456,637)

Total gain (loss) from investments	4,564,368	(12,964,404)

Contributions from subsidiaries of Fifth Third Bancorp	62,698,875	62,507,482
Contributions from participants	68,508,844	59,283,332

Total contributions	131,207,719	121,790,814

Transfer of plan assets from acquired company	47,274,946	—

Total additions	183,047,033	108,826,410

DEDUCTIONS:
Benefits paid to participants	(117,926,721)	(108,436,939)
Other disbursements	(145,464)	(559,060)

Total deductions	(118,072,185)	(108,995,999)

INCREASE (DECREASE) IN NET ASSETS AVAILABLE FOR BENEFITS	64,974,848	(169,589)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of period	840,510,500	840,680,089

End of period	$905,485,348	$840,510,500

See notes to financial statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

1.	DESCRIPTION OF PLAN

The following brief description of The Fifth Third Bancorp Master Profit Sharing Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General—The Plan is a defined contribution profit sharing plan, with a 401(k) feature, with separate accounts maintained for each participant. Each regular employee of a participating Fifth Third Bancorp (“Bancorp”) subsidiary, if employed before November 1, 1996, automatically became a participant on the first payroll date after becoming an employee. With regard to the profit sharing feature, employees whose employment commenced on or after November 1, 1996 shall become participants after one year of service. For the 401(k) feature, employees are eligible to participate immediately upon employment by the Bancorp. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The original Plan became effective December 31, 1954 and was last amended effective March 28, 2005.

2005 amendments include:

Effective January 1, 2005, the First National Bankshares of Florida, Inc. Salary Savings Plan was merged into the Plan.

Effective January 1, 2005, two new ineligible classes of employees were defined:

•	Non-resident aliens who receive no earned income from the employer

•	Employees with positions located primarily outside the United States

The cash-out distribution provision was amended. Effective March 28, 2005, upon termination of employment, vested accounts with balances of $1,000 or less were distributed automatically. Previously, the minimum vested balance for automatic distribution was $5,000.

During 2005, three pooled interest accounts related to assets transferred to the Plan from First National Bankshares of Florida, Inc. Salary Savings Plan were removed and mapped as follows:

Effective March 25, 2005, the INVESCO Small Company Growth Separate Account assets were mapped to Mazama Small Cap Growth Separate Account.

Effective March 25, 2005, the American Century Income and Growth Separate Account assets were mapped to American Century Large Cap Separate Account.

Effective November 4, 2005, the Principal High Quality Long-Term Bond Separate Account assets were mapped to Principal High Quality Intermediate-Term Bond Separate Account.

As of December 31, 2005, the following investment options were available to plan participants:

•	Fifth Third Profit Sharing Stable Value Fund

•	Fifth Third Bond Fund

•	Fifth Third Stock Fund

•	Fifth Third Life Model Moderate Fund

•	Fifth Third Quality Growth Fund

•	Fifth Third Mid-Cap Growth Fund

•	Fifth Third Disciplined Large Cap Value Fund

•	Fifth Third International Equity Fund

•	Fifth Third Life Model Moderate Aggressive Fund

•	Fifth Third Life Model Aggressive Fund

•	Fifth Third Small Cap Value Fund

•	Jensen Portfolio, Inc.

•	Fifth Third Technology Fund

•	Fifth Third Equity Index Fund

•	Fifth Third Life Model Moderate Conservative Fund

•	Fifth Third Life Model Conservative Fund

Administration—Fifth Third Bank, a wholly-owned subsidiary of the Bancorp, serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by Fifth Third Investment Advisors where such assets are managed. The Bancorp has engaged FASCorp to be the Plan’s recordkeeper and to provide custodial services for the Plan.

Funding and Vesting—The Bancorp’s profit sharing contribution to the Plan is an amount determined annually by the Board of Directors of the Bancorp and allocated to participants in accordance with the provisions of the Plan.

The profit sharing contribution by the Bancorp, net of any forfeitable balances remaining in the accounts of participants who terminate their employment, are allocated to participants in the proportion that the compensation of each participant bears to the compensation of all participants for the Plan year. Forfeitures were $1,768,921 and $498,362, respectively, for the years ended December 31, 2005 and 2004 and were used to reduce employer contributions.

Employees are eligible for Profit Sharing Contributions for Plan year 2004 and after, as of the date on which they have credit for at least one hour of service. A five-year cliff vesting schedule was added to the Plan as of January 1, 2004, so that after five years of service, a participant is 100% vested; anything less than five years of service, a participant is 0% vested. Current service credit was grandfathered.

The Plan permits voluntary contributions from participants up to 20% of their compensation. Such contributions are credited directly to the participants’ accounts and are fully vested. Contributions may be allocated to the available investment options at the discretion of the participant. Gains and losses under the Plan are valued on a daily basis and allocated to participant accounts based on account balances.

The Plan also accepts rollover contributions (“Rollovers”) from other qualified plans or from individual retirement accounts. Rollovers are credited to a participant’s Rollover Contribution Account, are treated in a manner similar to Before-Tax Contributions for Plan accounting and federal income tax purposes, and are not eligible for matching contributions by the Company.

For voluntary and matching contributions, employees are eligible to participate in the Plan the pay period after they have completed 30 days of service. The Bancorp matches 100% of the first 4% contributed on a pre-tax basis. A three-year cliff vesting schedule was added to the Plan as of January 1, 2004, so that after three years of service, a participant is 100% vested; anything less than three years of service, a participant is 0% vested. Current service credit as of January 1, 2004 was grandfathered. Bancorp matching contributions are initially invested in the Fifth Third Stock Fund. Subsequent to the initial investment, matching contributions may be moved to the other investment options.

Both voluntary contributions and Bancorp matching contributions are subject to statutory limitations.

Termination—Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to discontinue the contributions of any participating Bancorp subsidiary at any time and to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and non-forfeitable.

Payment of Benefits—The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are generally payable in the form of lump-sum payments or periodic payments. Benefits are recorded when paid. The benefit to which an employee is entitled is the benefit that can be provided from the participants vested account.

Benefits Payable—Amounts allocated to accounts of persons who have elected to withdraw from the Plan but have not yet been paid were $1,428,571 and $127,208 at December 31, 2005 and 2004, respectively.

Tax Status—The Internal Revenue Service has determined and informed the Bancorp by a letter dated February 11, 2005, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Participant Notes Receivable—Effective as of November 1, 1996, participants may borrow from certain of their fund accounts a minimum of $1,000 up to the lesser of $50,000 or 50% of the non-forfeitable portion of their account balance. Each loan, by its terms, is required to be repaid within five years. The loans are secured by the balance in the participant’s account and bear interest at a rate equal to the rate charged by the Bank on a similar loan as determined quarterly by the Plan administrator. Interest rates as of December 31, 2005 and 2004 were between 4.0%–11.5%. Principal and interest are paid by the participant through payroll deductions authorized by the participant. A participant can request a loan for any reason.

Withdrawals—Subject to the Plan administrator’s sole and absolute discretion, participants are allowed to withdraw an amount not to exceed the total amount of that participant’s voluntary contributions for financial hardship purposes. Terminated employees do not have the option of a partial withdrawal. Retired employees continue to have the option of partial withdrawals no more frequent than once per calendar year.

Dividend Pass-Through Election— Effective December 31, 2001, commencing with the dividends payable on common stock of Fifth Third Bancorp to shareholders of record on December 31, 2001, a participant with an Account (including any sub-account) invested in the Fifth Third Stock Fund (or in the event of his death, his Beneficiary), shall have the right to elect, in accordance with instructions or procedures of the Administrator, or its delegate to either (1) leave such dividends in the Plan for reinvestment in common stock of Fifth Third Bancorp under the Fifth Third Stock Fund or otherwise; or (2) take the dividends in cash.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

General—The accounting records of the Plan are maintained on the accrual basis of accounting.

Valuation of Investments—Quoted market prices are used to value equity securities and mutual funds. The investments in shares of guaranteed interest accounts are stated at their fair value. The fair value of collective funds is based on the fair market value of investments in the fund. The Principal pooled separate accounts investments are valued using accumulation units and are stated at fair value. The dividends, interest and realized and unrealized gains for the underlying funds are factored into the value of the separate account funds. The dollar value per unit of participation is determined by dividing the total value of the separate account by the total number of units of participation held in the separate account. Participant note receivables are stated at cost.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Management fees and operating expenses charged to the Plan for investments in the mutual funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Administration Expenses—The Employer pays all administrative expenses of the Plan, except for certain expenses allocable to participant accounts. Such expenses have historically been comprised of fees for plan loans, withdrawals, distributions, and qualified domestic relations orders.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risks and Uncertainties—The Plan invests in various securities, which may include U.S. Governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.

3.	INVESTMENTS

Investments representing five percent or more of net assets available for benefits as of December 31, 2005 and 2004, are as follows:

	2005	2004
Fifth Third Life Model Moderate Fund *	$196,350,230	$216,902,244
Fifth Third Bancorp common stock *	173,516,990	194,006,863
Fifth Third Quality Growth Fund *	92,034,686	100,927,839
Fifth Third Mid-Cap Growth Fund *	63,036,501	52,537,956
Fifth Third Profit Sharing Stable Value Fund *	60,629,006	57,470,972
Fifth Third Disciplined Large Cap Value Fund *	51,525,882	< 5%

*	Denotes a party-in-interest.

The following table represents the net (depreciation) appreciation in fair value of investments for the Plan during the years ended December 31, 2005 and 2004:

	2005	2004
Net (depreciation) appreciation in fair value of investments:
Fifth Third Bancorp Common stock *	$(43,449,405)	$(48,421,820)
F.N.B. Corporation Common stock *	(876,233)	—
Interest in pooled separate accounts *	943,271	—
Collective funds - fixed income *	(524,382)	7,602,299
Mutual funds *	14,159,807	14,362,884

Total	$(29,746,942)	$(26,456,637)

*	Denotes a party-in-interest.

4.	TRANSACTIONS WITH RELATED PARTIES

Certain Plan investments are shares of mutual funds managed by Fifth Third Bank. Fifth Third Bank is the trustee as defined by the Plan and, therefore, these transactions qualify as exempt party-in-interest transactions. Fees paid by the Plan for the investment management services were included as a reduction of the return earned on each fund.

Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged.

At December 31, 2005 and 2004, the Plan held 4,600,132 and 4,101,625 shares of the Bancorp’s common stock, respectively, with fair values of $173,516,990 and $194,006,863, respectively.

5.	PLAN ASSETS FROM ACQUIRED COMPANIES

On June 11, 2004 the Bancorp acquired Franklin Financial Corporation. As part of the acquisition, the Franklin Financial Employees Retirement Savings Plan (“Franklin Plan”) terminated on June 10, 2004, subject to Internal Revenue Service (“IRS”) approval. In November 2004, Form 5310 was filed with the

IRS as official notification seeking termination of the Plan. Fifth Third received a response from the IRS on April 21, 2006 granting termination. Upon payout of all plan assets, participants will have an option to receive a full distribution, transfer fund balances into an individual retirement account or transfer fund balances into the Plan. Pursuant to the Franklin Plan’s termination, all affected participants became 100% vested in their account balance.

On January 1, 2005, the Bancorp acquired First National Bankshares of Florida, Inc. (“First National”). As part of the acquisition, First National Bankshares of Florida, Inc. Salary Savings Plan was legally merged with the Plan effective January 1, 2005.

Also as part of the acquisition of First National, Southern Community Bancorp Employees’ Savings and Profit Sharing Plan (“Southern Community Plan”) was acquired. The Bancorp terminated the Southern Community Plan, subject to IRS approval. Form 5310 was filed on October 6, 2005 with the IRS as official notification seeking termination of the Plan. Fifth Third received a response from the IRS on May 16, 2006 granting termination. Upon payment of all Southern Community Plan assets, participants will have an option to receive a full distribution, transfer fund balances into an individual retirement account or transfer fund balances into the Plan. Pursuant to the Southern Community Plan termination, all affected participants became 100% vested in their account balance.

6.	INVESTMENT CONTRACT WITH INSURANCE COMPANY

The Plan has a benefit-responsive investment contract with Principal Life Insurance Company (“Principal”). Principal maintains the contributions in a general account, which is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contract is included in the financial statements at contract value as reported to the Plan by Principal. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

* * * * * *

SUPPLEMENTAL SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, PART IV, LINE 4i—

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2005

Asset Description	Current Market
COMMON STOCK:
*Fifth Third Bancorp	$173,516,990
*F.N.B. Corporation	3,654,807

Total Common Stock	177,171,797

COLLECTIVE FUNDS - CASH EQUIVALENTS:
*Fifth Third Profit Sharing Stable Value Fund	60,629,006
*Fifth Third Banksafe Trust	4,968,669

Total Cash Equivalents	65,597,675

COLLECTIVE FUNDS - FIXED INCOME:
*Fifth Third Bond Fund	20,965,500

MUTUAL FUNDS:
*Fifth Third Life Model Moderate Fund	196,350,230
*Fifth Third Quality Growth Fund	92,034,686
*Fifth Third Mid-Cap Growth Fund	63,036,501
*Fifth Third Disciplined Large Cap Value Fund	51,525,882
*Fifth Third International Equity Fund	36,097,226
*Fifth Third Life Model Moderate Aggressive Fund	34,174,489
*Fifth Third Life Model Aggressive Fund	24,747,593
*Fifth Third Small Cap Value Fund	22,167,679
Jensen Portfolio, Inc.	19,617,246
*Fifth Third Technology Fund	17,693,155
*Fifth Third Equity Index Fund	16,178,841
*Fifth Third Life Model Moderate Conservative Fund	4,748,130
*Fifth Third Life Model Conservative Fund	4,110,722

Total Mutual Funds	582,482,380

PRINCIPAL FINANCIAL GROUP, INC. GUARANTEED INTEREST:
* Guaranteed Interest Account	446,455

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, PART IV, LINE 4i—(Continued)

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2005

POOLED INTEREST:
*Principal Money Market Separate Account	3,276,695
*Principal Large Cap Stock Index Separate Account	2,087,339
*Principal Diversified International Separate Account	1,299,108
*Principal Medium Company Value Separate Account	1,151,628
*Principal High Quality Interim-Term Bond Separate Account	889,386
*Principal Small Cap Stock Index Separate Account	754,595
*Principal Mid-Cap Stock Index Separate Account	725,699
*Principal Government Securities Separate Account	723,761
*American Century Large Cap Separate Account	663,712
*Mazama Small Cap Growth Separate Account	576,477
*Principal Total Market Stock Index Separate Account	540,226
*GMO Large Cap Growth Separate Account	487,094
*Ark Small Cap Value Separate Account	455,641
*Turner Mid-Cap Growth Separate Account	451,222
*Russell Life Points Aggressive Strategy Separate Account	264,107
*Russell Life Points Balanced Strategy Separate Account	246,598
*Russell Life Points Moderate Strategy Separate Account	208,545
*Russell Life Points Equity Aggressive Strategy Separate Account	203,929
*Russell Life Points Conservative Strategy Separate Account	80,790

Total Pooled Interest	15,086,552

LOAN FUND:
*Participant Notes Receivable (Interest rates ranging from 4.0 to 11.5% and maturing on various dates through March 2011)	10,738,687

TOTAL	$872,489,046

*	Represents parties-in-interest.